UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2013 (June 25, 2013)

MYLAN INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-9114	25-1211621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Corporate Drive Canonsburg, PA	15317
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 514-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.

Indenture

Mylan Inc. (the “Company”) entered into an indenture, dated as of June 25, 2013 (the “Indenture”), among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee, which governs the terms of the Company’s $500 million aggregate principal amount of 1.800% Senior Notes due 2016 (the “2016 Notes”) and the $650 million aggregate principal amount of 2.600% senior notes due 2018 (the “2018 Notes”) (collectively, the “Notes”).

The Notes were issued in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. The Notes are the Company’s senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, and are guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries.

The 2016 Notes bear interest at a rate of 1.800% per annum, accruing from June 25, 2013. Interest on the 2016 Notes is payable semi-annually in arrears on June 24 and December 24 of each year, beginning on December 24, 2013. The 2016 Notes will mature on June 24, 2016, subject to earlier repurchase or redemption in accordance with the terms of the Indenture. The 2018 Notes bear interest at a rate of 2.600% per annum, accruing from June 25, 2013. Interest on the 2018 Notes is payable semi-annually in arrears on June 24 and December 24 of each year, beginning on December 24, 2013. The 2018 Notes will mature on June 24, 2018, subject to earlier repurchase or redemption in accordance with the terms of the Indenture.

The Company may redeem some or all of the Notes prior to maturity at a price equal to the greater of (i) 100% of the aggregate principal amount of any Notes being redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, not including unpaid interest accrued to, but excluding, the redemption date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus an applicable make-whole premium set forth in the Indenture, plus, in each case, unpaid interest on the Notes being redeemed accrued to the redemption date. If the Company experiences certain change of control events, it must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

The Indenture contains covenants that, among other things, restrict the Company’s ability and the ability of certain of its subsidiaries to enter into sale and leaseback transactions, create liens, and consolidate, merge or sell all or substantially all of the Company’s assets.

The Company used the net proceeds of the offering of the Notes to repay all of its outstanding $1.13 billion in U.S. Term Loans (the “Term Loans”) pursuant to the terms of the credit agreement, dated November 14, 2011 and amended December 7, 2012, among the Company, certain lenders and Bank of America, N.A., as administrative agent (the “Existing Senior Credit Agreement”). The Company expects to use any incremental proceeds from the offering of the Notes for general corporate purposes.

In addition to the repayment of all of the Company’s Term Loans, the Company (as described further below) replaced its existing $1.25 billion revolving facility (the “Existing Revolving Facility”) which was guaranteed by substantially all of our domestic subsidiaries, with a new $1.5 billion unsecured revolving credit facility (the “New Revolving Facility”), which is not guaranteed by any of our subsidiaries. Upon repayment of the Term Loans, the replacement of the Existing Revolving Facility with the New Revolving Facility, and the execution of a New Senior Credit Agreement (as described further below), the subsidiary guarantors of the 2016 Notes and the 2018 Notes were released as guarantors under the New Senior Credit Agreement and our other Triggering Indebtedness (as defined in the New Senior Credit Agreement). Upon such release, such subsidiary guarantors were also released from their guarantees of the 2016 Notes and the 2018 Notes.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Indenture, a copy of which is filed as Exhibit 4.1 hereto, and the Notes, the forms of which are contained in Exhibit 4.1, all of which are incorporated herein by reference.

Registration Rights Agreement

The Company entered into a registration rights agreement, dated as of June 25, 2013 (the “Registration Rights Agreement”), among the Company, the guarantors named therein, and the representatives of the initial purchasers of the Notes.

Pursuant to the Registration Rights Agreement, the Company will use commercially reasonable efforts (1) to file a registration statement (the “exchange offer registration statement”) with respect to an offer to exchange the 2016 Notes and the 2018 Notes (each, an “exchange offer”) for new notes with the same aggregate principal amount and terms substantially identical in all material respects to the applicable series of Notes (except for the provisions relating to the transfer restrictions and payment of additional interest) and (2) to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act.

If the applicable exchange offer is not consummated on or prior to the 300th day following the date of issuance of the Notes (the “Exchange Date”), the Company will use commercially reasonable efforts to (1) file a shelf registration statement covering resales of the Notes; (2) cause such shelf registration statement to become effective under the Securities Act; and (3) keep the shelf registration statement effective until the second anniversary of the issue date of the Notes or such shorter period that will terminate when all of the Notes registered thereunder are disposed of in accordance therewith or cease to be outstanding.

As to either series of the Notes, if neither (1) the exchange offer with respect to the Notes has been consummated on or prior to the Exchange Date nor (2) a shelf registration statement covering resales of such series of Notes has been filed and become effective on or prior to the Exchange Date (together, a “registration default”), then additional interest will accrue on the aggregate principal amount of the series of Notes as to which the registration default pertains from and including the date following which such registration default has occurred to and including the date on which such registration default has been cured with respect to the applicable series of Notes. Additional interest will accrue at a rate of 0.25% for the first 90 day period after such date and thereafter it will be increased by an additional 0.25% for each subsequent 90 day period that elapses, provided that the aggregate increase in such annual interest rate may in no event exceed 0.50% per annum.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Registration Rights Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

New Senior Credit Agreement

On June 27, 2013, the Company entered into a credit agreement (the “New Senior Credit Agreement”) among the Company, certain lenders and Bank of America, N.A., as administrative agent (the “Administrative Agent”). The New Senior Credit Agreement contains the New Revolving Facility under which the Company may obtain extensions of credit, subject to the satisfaction of specified conditions, in U.S. dollars or alternative currencies including euros, Sterling, Yen, and such other currencies that are acceptable to each lender under the New Revolving Facility and the Administrative Agent. The New Revolving Facility includes a $150 million subfacility for the issuance of letters of credit and a $125 million subfacility for swingline borrowings. The Company may increase the amount of the commitments under the New Revolving Facility from lenders or other financial institutions designated by the Company, to the extent agreed by such other lenders and financial institutions, in an aggregate principal amount of up to $1 billion.

Proceeds from the New Revolving Facility will be used to finance the working capital needs of the Company and for general corporate purposes, including the replacement of the Existing Revolving Facility contained in the Existing Senior Credit Agreement and to pay the related fees, costs, and expenses in respect of the foregoing and in connection with the foregoing transactions. As previously announced on June 18, 2013, the Company intends to redeem all of its outstanding 7.625% Senior Notes due 2017 pursuant to their terms on July 18, 2013. This will be accomplished by drawing on the New Revolving Facility. The Existing Revolving Facility was guaranteed by substantially all of the Company’s domestic subsidiaries, and the New Revolving Facility is not guaranteed by any of the Company’s subsidiaries. The termination of the Existing Revolving Facility was concurrent with, and contingent upon, the effectiveness of the New Senior Credit Agreement.

The applicable margins over LIBOR and the base rate for the New Revolving Facility can fluctuate based on the Company’s Debt Rating (as defined in the New Senior Credit Agreement). The Company also pays a facility fee on the entire amount of the New Revolving Facility based on the Company’s Debt Rating. The facility fee is currently 0.20% per annum but can decrease to 0.125% per annum or increase to 0.30% per annum.

The New Senior Credit Agreement contains customary affirmative covenants for facilities of this type, including, among others, covenants pertaining to the delivery of financial statements, notices of default and certain other material events, maintenance of existence and insurance, notices of default and other material events, and compliance with laws, as well as customary negative covenants for facilities of this type, including, among others, limitations on the incurrence of subsidiary indebtedness, liens, mergers and certain other fundamental changes, investments and loans, acquisitions, transactions with affiliates, payments of dividends and other restricted payments, and changes in the Company’s lines of business.

The New Senior Credit Agreement contains default provisions customary for facilities of this type, which are subject to customary grace periods and materiality thresholds, including, among others, defaults related to payment failures, failure to comply with covenants, material misrepresentations, defaults under other material indebtedness or the occurrence of a “change of control”, bankruptcy and related events, material judgments, certain events related to pension plans, and invalidity of guarantee agreements (if any). If an event of default occurs under the New Senior Credit Agreement, the lenders may, among other things, terminate their commitments and declare immediately payable all borrowings.

Amounts drawn on the New Revolving Facility become due and payable on June 27, 2018. Amounts drawn on the New Revolving Facility may be voluntarily prepaid without penalty or premium.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the New Senior Credit Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

On June 27, 2013, in connection with its entry into the New Senior Credit Agreement as disclosed in Item 1.01 of this Current Report on Form 8-K, the Company terminated the Existing Senior Credit Agreement. There were no material early termination penalties incurred as a result of the termination of the Existing Senior Credit Agreement.

Upon termination of the Existing Senior Credit Agreement, the guarantees provided by the Company’s subsidiaries of the following series of the Company’s notes were automatically released in accordance with the terms of the indentures governing such notes: 3.75% Cash Convertible Notes due 2015, 7.625% Senior Notes due 2017, 6% Senior Notes due 2018, 7.875% Senior Notes due 2020, 3.125% Senior Notes due 2023, the 2016 Notes and the 2018 Notes.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 with respect to the Indenture and the New Senior Credit Agreement is incorporated by reference into this item.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated June 25, 2013, among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee.

4.2	Form of 1.800% Senior Notes due 2016 (included in Exhibit 4.1).

4.3	Form of 2.600% Senior Notes due 2018 (included in Exhibit 4.1).

10.1	Registration Rights Agreement, dated June 25, 2013, among the Company, the guarantors named therein, and the representatives of the initial purchasers of the Notes.

10.2	Credit Agreement, dated June 27, 2013, by and among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN INC.

Date: June 27, 2013	By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated June 25, 2013, among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee.

4.2	Form of 1.800% Senior Notes due 2016 (included in Exhibit 4.1).

4.3	Form of 2.600% Senior Notes due 2018 (included in Exhibit 4.1).

10.1	Registration Rights Agreement, dated June 25, 2013, among the Company, the guarantors named therein, and the representatives of the initial purchasers of the Notes.

10.2	Credit Agreement, dated June 27, 2013, by and among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent.